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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-92957

                                    PARKWAY
                                   PROPERTIES
                                      INC.

                             DIVIDEND REINVESTMENT
                                      AND
                              STOCK PURCHASE PLAN
                                    SUMMARY

                        [PARKWAY PROPERTIES, INC. LOGO]
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 THE PLAN

   We are pleased to bring a new service to our shareholders and potential shareholders. The Dividend Reinvestment and Stock Purchase Plan (the "Plan") is a convenient and economical way for you to increase your investment in Parkway Properties, Inc. ("PKY") by reinvesting your quarterly dividends, or by directly purchasing PKY common stock. The Plan offers investors two options, Dividend Reinvestment and Stock Purchase.

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 DIVIDEND REINVESTMENT PLAN (DRIP)

   If you choose, all or a portion of your cash dividends can be automatically reinvested in additional shares of common stock. Your account will be credited with the number of full and fractional shares purchased with your dividends at a discount to market price. All full and fractional shares in your account will earn future dividends, further increasing your shareholdings.

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 DIRECT STOCK PURCHASE

   The Plan allows optional cash purchases of common stock. You may invest from $100 to $10,000 per month, and you may purchase from time to time as you wish. You do not have to make an optional cash investment each month, and there is no requirement that you invest the same amount of money each month. Purchases can easily be made through an automatic bank withdrawal or by check or money order made payable to the Plan Administrator.

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 ADVANTAGES

   SAVE TIME
   Once you complete the short Enrollment Authorization Form, transactions will be handled automatically until you request a further change.

   SAVE MONEY
   You will not pay a service charge on these purchases, and in addition, you purchase stock at a discount to the market price. You will continue to receive dividends on shares held in the Plan account. You will pay any brokerage commissions that the plan administrator pays if it purchases shares from parties other than
   Parkway. Please review the Plan prospectus for more information.

   FREE SERVICES

   SAFEKEEPING
   Computershare Investor Services will provide for the safekeeping of shares credited to the account. Certificates for other shares of Parkway stock registered in the participant's name can also be held for safekeeping at no charge.

   RECORD KEEPING
   The Plan Administrator will send you an account statement following each investment showing your account activity and the balance of shares in your Plan account. Your statement will include a detachable form to be used to give the Plan Administrator notice of a change of address, to provide instructions for the sale or withdrawal of shares, to make cash payments under the Stock Purchase Plan, or to terminate your participation in the Plan.

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 WHO IS ELIGIBLE FOR PARTICIPATION?

   All PKY common and preferred shareholders of record, brokers, banks, or other nominees on behalf of beneficial owners, and interested new investors not currently shareholders of PKY may participate in the Plan. Participation is completely voluntary and participants may terminate participation in the Plan at any time.

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 ENROLLING IS EASY

   RECORD OWNERS
   You are a record owner if a stock certificate is issued in your name. You may join the Plan by completing and signing an Enrollment Authorization Form and returning it to the Plan Administrator or by calling the Plan Administrator toll free at (877) 588-4124.

   BENEFICIAL OWNERS
   You are a beneficial owner if a stock certificate has been issued to a bank, broker or other nominee on your behalf. You must contact the bank, broker or other nominee and arrange for participation on your behalf. Alternatively, you may request for the shares held on your behalf to be registered to you as a record owner and follow the instructions shown above.

   NEW INVESTORS
   If you do not currently own shares of PKY stock, you may join as a record owner by completing and signing the Direct Stock Services Initial Investment Form and by making an initial investment between $100 and $10,000. Initial investors should contact Shareholder Communications, Inc. at (800) 286-9178 or Net Stock Direct at www.netstock.com for information about investing.

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                           IF YOU HAVE ANY QUESTIONS,
                          CALL THE PLAN ADMINISTRATOR
                          TOLL FREE AT (877) 588-4124
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 CAN YOU SELL SHARES HELD OR
 TERMINATE PARTICIPATION?

   You may terminate participation at any time in the Plan, and you may sell some or all of the stock held in your Plan account, either through your broker, or through the Plan Administrator. All expenses of the sale of your stock are your responsibility. Parkway does not pay any expenses relating to the termination or sale of your stock. Contact the Plan Administrator for instructions on the sale of stock.

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 CONTACT

   For further information about the Plan, including a Prospectus, contact the Plan Administrator at:
   Computershare Investor Services
   Attn: Dividend Reinvestment Department
   2 North LaSalle Street
   Chicago, Illinois 60602
   (877) 588-4124
   web.queries@computershare.com
   For information about Parkway Properties, Inc., contact:
   Parkway Properties, Inc.
   Investor Relations
   188 East Capitol Street, Suite 1000
   Jackson, MS 39201-2195
   (601) 948-4091
   (800) 748-1667
   info@pky.com

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   PARTICIPANTS SHOULD OBTAIN AND CAREFULLY REVIEW THE PLAN PROSPECTUS
   AVAILABLE FROM THE PLAN ADMINISTRATOR PRIOR TO ENROLLING.